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                                                                    EXHIBIT 16.1


[DELOITTE LOGO]


                       [DELOITTE & TOUCHE LLP LETTERHEAD]


July 13, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Innotrac Corporation's Form 8-K dated July 13, 2004, and have the following comments:

1. We agree with the statements made in paragraphs two, three, and four of Item 4 of Innotrac Corporation's Form 8-K dated July 13, 2004.

2. We have no basis on which to agree or disagree with the statements made in the first and fifth paragraphs of Item 4 of Innotrac Corporation's Form 8-K dated July 13, 2004.

Yours truly,

Deloitte & Touche LLP